Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed by and between Morelli Brothers Enterprises, LLC, a California limited liability company (“Seller”), and SST IV Acquisitions, LLC, a Delaware limited liability company (“Purchaser”).

In consideration of the mutual covenants and representations herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.
PURCHASE AND SALE

1.1

Purchase and Sale.  Subject to the terms and conditions of this Agreement, and conditioned upon Seller’s acquisition of the Property, Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of the following described property (herein collectively called the “Property”):

(a)

Land.  That certain tract of land located at 5216 Walnut Grove Avenue, San Gabriel, California 91776, containing 1.94 acres of land, and being more particularly described on Exhibit “A” attached hereto and made a part hereof (herein, the “Land”).

(b)	Easements. All easements, if any, benefiting the Land or the Improvements (as defined in Section 1.1(d) of this Agreement).
(c)	Rights and Appurtenances. All rights and appurtenances pertaining to the Land, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of‑way.
(d)

Improvements.  All improvements and related amenities to be hereafter constructed on the Land by Seller in accordance with the plans and specifications set forth on Schedule “B” attached hereto and incorporated herein (the “Plans and Specifications”), to contain approximately 68,250 net rentable square feet (“NSRF”) of storage space (which net rentable area shall not include the manager’s on-site office and residence) and approximately 708 rental units (herein, the “Improvements”), together with approximately 30 parking spaces.

(e)

Leases.  Seller’s interest under (i) all written leases, occupancy agreements and rental agreements for rental units in the Property hereafter entered into by or on behalf of Seller in accordance with the terms of this Agreement, if any (collectively, the “Leases”), including all tenant leasing files, together with all tenant security deposits held by Seller on the Closing Date (as defined in Section 6.1 of this Agreement), (ii) all cellular tower leases relating to the Property, if any, hereafter entered into by Seller in accordance with the terms of this Agreement (the “Tower Leases”), and (iii) all billboard leases relating to the Property, if any, hereafter entered into by Seller in accordance with the terms of this Agreement (the “Billboard Leases”).

(f)

Tangible Personal Property.  All appliances, fixtures, equipment, machinery, furniture, carpet, drapes and other items of personal property, if any, now or hereafter owned by Seller and located on or about the Land and the Improvements (the “Tangible Personal

Property”), including any and all items of Personal Property set forth in the Plans and Specifications.
(g)	Contracts. Seller’s interest under the “Contracts” (as defined below), if any.

(h)Intangible Property.  All intangible property (the “Intangible Property”) owned by Seller and pertaining to the Land, the Improvements, or the Tangible Personal Property, including, without limitation, (i) all "yellow page" advertisements, (ii) all transferable utility contracts, (iii) all transferable telephone and telecopy numbers, (iv) the Plans and Specifications, (v) all licenses, permits, engineering plans and landscape plans, (vi) all assignable warranties and guarantees relating to the Property or any part thereof, and (vii) all internet websites and other internet related property rights owned by Seller and/or any affiliate thereof and relating to the Property.

2.
PURCHASE PRICE

2.1

Purchase Price.  The purchase price (the “Purchase Price”) for the Property shall be the sum of Thirteen Million Five Hundred Thousand and no/100 Dollars ($13,500,000.00), subject to prorations and adjustments as set forth in this Agreement, and shall be paid by Purchaser to Seller at the Closing by wire transfer of immediately available funds to the “Escrow Agent” (as defined in Section 3.1(A) below) on the Closing Date in accordance with wire transfer instructions to be provided by the Escrow Agent.

2.2Purchase Price Adjustment.The Purchase Price is based on the build-out of the Improvements yielding 68,250 NRSF of storage space (not including the manager’s on-site office and residence), plus or minus one percent (1%).  Thus, the Purchase Price will not change if the actual yield varies from the anticipated yield by less than one percent (1%).  Seller’s permit application, however, seeks authorization to build up to an additional 3,128 NRSF of storage space outside the perimeter of  building shell located upon the Property, the location and unit mix of such additional storage space to be subject to Purchaser’s prior written approval, not to be unreasonably withheld.  In the event that some or all of the additional storage space is permitted and built-out, or the interior build-out yields more than 68,933 NRSF (68,250 NRSF plus 1%), then the Purchase Price shall be increased by One Hundred Ninety Four Dollars ($194) per NRSF of additional storage space (above 68,250 NRSF) constructed by Seller.  In the event that the build-out of the Improvements yields less than 67,567 NRSF (68,250 NRSF less 1%), then the Purchase Price shall be decreased by One Hundred Ninety Four Dollars ($194) per NRSF of storage space actually constructed by Seller below the anticipated yield of 68,250 NRSF.  The actual NRSF of the storage space portion of the Improvements, once completed, shall be certified to Seller and Purchaser in writing by the “Architect” (as defined below).

3.
EARNEST MONEY

3.1	Earnest Money.
(A)

Purchaser shall deliver to Commonwealth Land Title, 4100 Newport Place Drive, Suite 120, Newport Beach, CA 92660, Attn: Kelly Ralph (“Escrow Agent”), as agent for a national title underwriter acceptable to Purchaser (the “Title Company”), within three (3) business days after the “Effective Date” (as defined below), an earnest money deposit (the “Initial Deposit”) in the amount of Two Hundred Thousand and no/100 Dollars ($200,000.00). In the event that Purchaser delivers the “Closing Notice” (as defined in Section 4.1.1 of this Agreement) to Seller, then within three (3) business days following the expiration of the “Approval Period” (as defined in Section 4.1.1 of this Agreement), Purchaser shall make an additional deposit (the “Additional Deposit”) with Escrow Agent in the amount of Two Hundred Thousand and no/100 Dollars ($200,000.00).

(B)

The Initial Deposit, together with the Additional Deposit, if delivered hereunder, and together with all interest accrued thereon, are herein collectively called the “Earnest Money”.  The Initial Deposit and the Additional Deposit, if made, shall be invested by the Escrow Agent in an FDIC-insured, interest‑bearing account as Purchaser shall direct.  If the sale of the Property is consummated under this Agreement, the Earnest Money shall be paid to Seller and applied as a credit against the Purchase Price at Closing.  If Purchaser terminates this Agreement in accordance with any right to terminate granted to Purchaser by the terms of this Agreement, the Earnest Money shall be returned to Purchaser by Escrow Agent.

4.
CONDITIONS TO CLOSING

4.1Seller’s Obligations.  Seller shall deliver to Purchaser (at Seller’s expense), within three (3) business days after the Effective Date, complete and (to the extent available) legible copies of the due diligence items listed on Schedule “A” attached hereto and incorporated herein with respect to the Property to the extent such items are within Seller’s possession or control (collectively, the “Due Diligence Items”). Seller shall provide Purchaser with written notice at such time as Seller determines that the Due Diligence Items in Seller’s possession or control have been delivered to Purchaser (the “Due Diligence Delivery Notice”).  Within two (2) business days following Purchaser’s receipt of the Due Diligence Delivery Notice, Purchaser shall confirm in writing to Seller, if such be the case, that all Due Diligence Items that Purchaser desires have been received by Purchaser, in which event the date that Purchaser receives the Due Diligence Delivery Notice shall be deemed to be the “Due Diligence Receipt Date” (herein so called) for all purposes of this Agreement.  In the event, however, that Purchaser determines that it has not been provided with all of the Due Diligence Items, then Purchaser shall provide Seller with written notice thereof (the “Missing Due Diligence Notice”), within two (2) business days following Purchaser’s receipt of the Due Diligence Delivery Notice, enumerating with specificity in such notice which Due Diligence Items have not been provided by Seller (the “Missing Due Diligence Items”).  If Purchaser fails to either (i) timely confirm in writing that Purchaser has received all Due Diligence Items that Purchaser desires, or (ii) timely provide Seller with a Missing Due Diligence Notice, then the date of the Due Diligence Delivery Notice shall be deemed the Due Diligence Receipt Date.  Within two (2) business days following Seller’s receipt of a Missing Due Diligence Notice, Seller shall provide Purchaser with the Missing Due Diligence Items to the extent same are within Seller’s possession or control, together with written notice confirming such delivery (the “Missing Due Diligence Delivery Notice”).  Within two (2) business days following Purchaser’s receipt of the Missing Due Diligence Delivery Notice, accompanied by such missing Due Diligence Items as are in Seller’s possession or control, Purchaser shall confirm in writing to Seller that Purchaser has received all Due Diligence Items which Purchaser desires, in which event the date that Purchaser receives the Missing Due Diligence Delivery Notice, accompanied by all missing Due Diligence Items, shall be deemed to be the Due Diligence Receipt Date for all purposes of this Agreement.  If Purchaser fails timely to provide such written confirmation, then the date of the Missing Due Diligence Delivery Notice shall be deemed the Due Diligence Receipt Date. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Purchaser may request additional information, documentation or materials concerning the Property from Seller at any time after the Effective Date, and Seller agrees to use commercially reasonable efforts to provide such additional information, documentation or materials to Purchaser, provided it is within Seller’s possession or under its control, and further provided that the delivery or non-delivery of any such item shall in no manner extend the Approval Period.  Notwithstanding the foregoing provisions of this Section 4.1, should Seller (i) fail to timely deliver the Due Diligence Delivery Notice to Purchaser, as required above, or (ii) fail to timely deliver the Missing Due Diligence

Delivery Notice and/or the Missing Due Diligence Items to Purchaser, as required above, then the Due Diligence Receipt Date shall not occur until Purchaser so acknowledges in writing, and until such time as Purchaser so acknowledges the occurrence of the Due Diligence Receipt Date, Purchaser shall be entitled to terminate this Agreement upon written notice to Seller, whereupon this Agreement automatically shall terminate, the Earnest Money shall be returned by Escrow Agent to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further obligations hereunder except for such obligations which by their terms expressly survive the termination of this Agreement (the “Surviving Obligations”).

4.1.1

Approval Period.  During the period commencing on the Effective Date and expiring at 5:00 p.m. Central Time on the later to occur of: (i) the forty fifth (45th) day following the Due Diligence Receipt Date, or (ii) the fifth (5th) business day following the “Entitlement Date”, as defined below (the “Approval Period”), Purchaser shall have the right to investigate the following matters:

(a)the suitability of the Property for Purchaser’s intended use; and

(b)the Due Diligence Items.

Purchaser may (but shall not be obligated to) terminate this Agreement by delivering written notice of such termination to Seller at any time prior to the expiration of the Approval Period, if, in Purchaser's sole and absolute discretion, Purchaser decides not to consummate the purchase of the Property contemplated hereby.  In such event, this Agreement will terminate as of the date of such notice, and neither party shall have any further obligation hereunder except for the Surviving Obligations.  If, in Purchaser’s sole and absolute discretion, Purchaser determines that it desires to consummate the purchase of the Property contemplated hereby, then Purchaser will give written notice thereof (the “Closing Notice”) to Seller, prior to the expiration of the Approval Period.  In the event that Purchaser provides Seller with the Closing Notice, then Purchaser will be deemed to have waived its termination rights under this Section 4.1.1, and the parties will proceed to Closing, subject to all other terms and conditions of this Agreement.  If Purchaser does not give Seller the Closing Notice prior to the expiration of the Approval Period and has not previously terminated this Agreement by written notice to Seller, then this Agreement automatically shall terminate upon the expiration of the Approval Period, and, in such event, neither party shall have any further obligation hereunder except for the Surviving Obligations.  In either of such events terminating this Agreement as described above, immediately following written request from Purchaser to the Escrow Agent, the Escrow Agent shall return all of the Earnest Money to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller.  For purposes of this Agreement, the Entitlement Date shall mean the date upon which (i) the City of San Gabriel has issued a building permit for construction of the Improvements, and (ii) Seller has delivered written notice thereof to Purchaser accompanied by a copy of such building permit.

4.1.2Title Commitment.  Seller shall convey good and marketable fee simple title to the Property to Purchaser at Closing, subject only to the “Permitted Encumbrances” (defined below).  Within five (5) days following the Effective Date, Purchaser shall order a preliminary title commitment (the “Title Commitment”) for an ALTA Extended Owner's Policy of Title Insurance (the “Title Policy”), issued by the Escrow Agent on behalf of the Title Company, insuring good and marketable fee simple title to the Property, together with legible (or best available) copies of all exceptions listed therein.  The Title Policy to be issued to Purchaser at Closing shall include, in addition to any other matters as may be agreed upon between Purchaser and the Title Company, affirmative coverage by endorsement or other acceptable mechanism, against mechanic’s liens arising as a result of the construction of the Improvements on the Land, such affirmative mechanic’s lien coverage to be at Seller’s sole cost and expense, and Seller shall be solely responsible for compliance with the Title Company’s usual and customary requirements for issuance of such affirmative mechanic’s lien coverage (including without limitation any indemnity as may be required of Seller).  Purchaser shall have ten (10) days following its receipt of the Title Commitment, legible (or best available) copies of all exceptions listed therein and the “Survey” (defined below), to deliver to Seller written notice of Purchaser’s objections to title (the “Title Objection Letter”).  Seller shall have the right, but not the obligation, to cure Purchaser’s objections to title; subject, however, to Seller’s obligation to remove all “Monetary Liens” (as defined below) by Closing.  Seller shall notify Purchaser in writing within five (5) days following Seller’s receipt of the Title Objection Letter concerning which title objections, if any, Seller has agreed to cure.  In the event that Seller does not undertake to cure all of the objections in the Title Objection Letter to Purchaser’s sole satisfaction (or does not timely respond to the Title Objection Letter), then Purchaser shall have the right for five (5) days after receipt of Seller’s response to the Title Objection Letter (or five (5) days following the expiration of the period within which Seller was to so respond) to either (i) waive any such title objection(s) in writing and proceed to Closing (in which event such waived title objection(s) shall be deemed to be a “Permitted Encumbrance”, as defined below), or (ii)  terminate this Agreement upon written notice to Seller and receive an immediate refund of the Earnest Money, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, in which event neither party hereto shall have any further obligations under this Agreement except for the Surviving Obligations.  All exceptions set forth in Schedule B of the Title Commitment which are not objected to by Purchaser (including matters initially objected to by Purchaser which objections are subsequently waived in writing or which are deemed waived by Purchaser’s failure to terminate this Agreement in the event Seller does not elect to cure any objection(s) in the Title Objection Letter), exclusive of preprinted exceptions, are herein collectively called the “Permitted Encumbrances”.  In the event that any update to the Title Commitment or Survey, including any update to the Title Commitment or Survey following “Substantial Completion of the Work” and/or “Completion of the Work” (as defined in Section 5.7 below), indicates the existence of any liens, encumbrances or other defects or exceptions (the “Unacceptable Encumbrances”) which are not shown in the initial Title Commitment or Survey, which were not caused by Purchaser or a party acting on behalf of Purchaser, and that are unacceptable to Purchaser, in its sole discretion, Purchaser shall, within five (5) days after receipt of any such update to the Title Commitment or Survey, notify Seller in writing of its objection to any such Unacceptable Encumbrance (the “Unacceptable Encumbrance Notice”).  Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to take any steps or bring any action or proceeding or otherwise to incur any expense whatsoever to eliminate or modify any of the Unacceptable Encumbrances; provided, however, that Seller shall, prior to Closing, eliminate by paying, bonding around or otherwise discharging in a manner satisfactory to Purchaser (i) any Unacceptable Encumbrances that arise by, through or under Seller, (ii) any exceptions that arise in connection with construction of the Improvements, and (iii) any mortgages, deeds of trust, deeds to secure debt, mechanics’ liens or monetary judgments that appear on the Title Commitment (“Monetary Liens”).  In the event Seller is unable, unwilling or for any reason fails to eliminate or modify all of the Unacceptable Encumbrances to the sole satisfaction of Purchaser (other than the Unacceptable Encumbrances and Monetary Liens required to be removed by Seller in accordance with the preceding sentence), Purchaser may terminate this Agreement by delivering notice thereof in writing to Seller by the earliest to occur of (i) the Closing Date, (ii) five (5) days after Seller’s written notice to Purchaser of Seller’s intent to not cure one or more of such Unacceptable Encumbrances, or (iii) ten (10) days after the Unacceptable Encumbrance Notice, in the event Seller does not timely respond thereto.  Upon a termination of this Agreement pursuant to the immediately preceding sentence, (a) the Earnest Money shall be returned to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, (b) Purchaser shall be entitled to receive reimbursement from Seller for all out-of-pocket expenses incurred by Purchaser or any affiliate of Purchaser in connection with this Agreement or the transaction contemplated hereby, not to exceed the sum of One Hundred Thousand and no/100 Dollars ($100,000.00), and (c) neither party shall have any further obligations hereunder other than the Surviving Obligations.

4.1.3	Survey. Within five (5) days following the Effective Date, Purchaser shall order a current survey of the Property (the “Survey”), which shall be in form reasonably acceptable to Purchaser and shall include the following ALTA/ACSM Land Title Survey Table A Items: 1, 2, 3, 4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 10(a), 11(b), 13, 14, 16, 17, 18, 19 and 20(a).  Additionally, within five (5) days following “Substantial Completion of the Work” (as defined in Section 5.7 below), Purchaser shall order a current as-built survey of the Property (the “Updated Survey”), dated subsequent to the date of completion of the Improvements, reflecting the location of the completed Improvements, all ALTA/ACSM Land Title Survey Table A Items referenced in the preceding sentence, and otherwise in form reasonably satisfactory to Purchaser.  All costs and expenses relating to the Survey and the Updated Survey, including all revisions thereto, shall be borne by Purchaser.

4.2

Inspection.  During the Approval Period, at any time and from time to time during normal business hours (and thereafter through the Closing Date), Purchaser may inspect, test, and survey: (a) the Property and any and all portions thereof, including physical and mechanical inspections; provided that Purchaser and any third parties acting for Purchaser shall not interfere with Seller’s performance of the “Work,” as defined below, (b) all financial and other records pertaining to the operation of the Property, including, but not limited to, all books, records, documents, accounting and management reports of Seller, and (c) originals of all Leases and Contracts.  Notwithstanding the foregoing, Purchaser must obtain Seller’s prior written approval of the scope and method of any environmental testing or investigation (other than a Phase I environmental site assessment, which shall require no consent or approval of any kind), prior to Purchaser’s commencement of such inspections or testing.  Seller shall cooperate in good faith with Purchaser, Purchaser’s agents and independent contractors in connection with all such inspections, tests and surveys.  Purchaser, at Purchaser’s sole expense, shall repair any and all damage resulting from any of the tests, studies, inspections and investigations performed by or on behalf of Purchaser pursuant to this Section 4.2, and Purchaser shall indemnify, defend and hold Seller harmless for, from and against all claims for bodily injury or property damage which may be asserted against Seller arising out of the tests, studies, inspections and investigations performed by Purchaser hereunder, excluding the discovery of pre-existing conditions on the Property, which obligation of indemnification shall survive the Closing or termination of this Agreement.  Prior to any entry onto the Property by Purchaser or any of its agents, Purchaser shall furnish Seller with evidence that Purchaser maintains a policy of general liability insurance providing premises/operations coverage included under the per occurrence/general aggregate coverage, having a combined single limit liability of  not less than $2,000,000, naming Seller as an additional insured.  All entries onto the Property by Purchaser shall be preceded by not less than 24 hours prior notice to Seller, which may be verbal.

4.2.1  Commercial Property Disclosures.  Seller or Seller’s broker, at no cost to Purchaser, shall cause the Escrow Agent to order a commercial property disclosure report from a third party service to satisfy the statutory disclosure requirements of the California Natural Hazard Disclosure Act, and pursuant to applicable provisions of the California Government Code, California Public Resources Code and other California Codes.  The report, including the Natural Hazards Disclosure Statement to be included in the report, shall be delivered to Purchaser within ten (10) days of Escrow Agent’s acknowledgment of receipt of a fully executed copy of this Agreement.

4.3	Seller’s Representations and Warranties.
(a)	Seller represents and warrants to Purchaser that:
(i)

Seller owns good and marketable fee simple title to the Property, and no party has the right or option to acquire all or any portion of the Property, other than Purchaser pursuant to the terms of this Agreement,

(ii)

Seller has the full right, power, and authority, without the joinder of any other person or entity, to enter into, execute and deliver this Agreement, and to perform all duties and obligations imposed on Seller under this Agreement,

(iii)

neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Seller is a party or by which Seller or any of Seller’s assets is bound,

(iv)	there is no existing (or to Seller’s actual knowledge threatened) litigation affecting Seller or the Property,
(v)

Seller has no actual knowledge of, and has not received any written notice of, any violation of any governmental requirements (including “Environmental Requirements”, as defined below) concerning the Property, which have not been remedied,

(vi)

Seller has no actual knowledge of, and has not received, with respect to the Property, written notice from any governmental authority regarding, any change to the zoning classification, any condemnation proceedings or proceedings to widen or realign any street or highway adjacent to the Property or that otherwise affects the Land or the Improvements,

(vii)

there are no service contracts, equipment leases and/or maintenance agreements affecting the Property, other than Contracts, if any, hereafter approved in writing by Purchaser pursuant to Section 5.3 below,

(viii)	Seller is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended,
(ix)

there are and will be no tenant leases in effect relating to the Property, other than those leases described in Section 5.4 below, all of which leases shall be cancelled by Seller by Closing, at Seller’s sole cost and expense,

(x)	all documentary information delivered by Seller to Purchaser pursuant to Section 4.1 hereof, is a complete copy of the original in Seller’s possession or control,
(xi)	Seller has no actual knowledge, and has received no notice, regarding any environmental contamination on, at or adjacent to the Property,
(xii)

Seller has not received any written or verbal notice or request from any insurance company or board of fire underwriters (or any organization exercising functions similar thereto) requesting the performance of any work or alterations with respect to the Property, except those as to which Seller has completed remedial action which has been formally accepted as sufficient by such authority or insurer,

(xiii)	there are no employment agreements of any kind to which Seller is a party, including union or collective bargaining agreements, which will be binding on Purchaser after the Closing,
(xiv)	to Seller’s actual knowledge, there are no underground storage tanks located on or under the Property, there are no conditions on, at or relating to the Property which are in non-

compliance with “Environmental Requirements” (as defined below) or otherwise adversely affect the Property, and there are no “Hazardous Materials” (as defined below) on, in or under the Property in quantities that require reporting, investigation or remediation under Environmental Requirements,

(xv)	to Seller’s actual knowledge, the Property is legally compliant and conforms with all applicable zoning laws, rules and regulations,
(xvi)

Neither Seller nor any beneficial owner of Seller: (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 133224, 66 Fed. Reg. 49079 (September 25, 2001) (the “Order”) and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable orders (such lists are collectively referred to as the “Lists”); (b) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (c) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Order,

(xvii)

at Closing there will be no unpaid bills or claims in connection with any construction or repair of the Property by or on behalf of Seller that could result in the filing of a lien against the Property,

(xviii)

the Improvements will be, and as of the Closing Date shall have been, constructed substantially and in all material respects in accordance with the Plans and Specifications, with no defects in the drainage systems, foundations, roofs, walls, superstructures, plumbing, air conditioning and heating equipment, electrical wiring, boilers, hot water heaters or other portions of the Property, and

(xix)

on or before Closing, Seller shall obtain all necessary certificates, licenses and other approvals, governmental and otherwise, necessary for the operation of the Property and the conduct of its business and all required zoning, building code, land use, environmental and other similar permits or approvals, all of which, as of the Closing, shall be in full force and effect.

Seller shall deliver a certificate to Purchaser at Closing updating and recertifying all of the foregoing representations and warranties to Purchaser so as to be effective and deemed given as of the Closing Date.   Seller’s representations and warranties set forth in this Section 4.3 and anywhere else in this Agreement shall survive Closing for a period of one (1) year.  Purchaser shall assert any claims or bring any causes of action based on Seller’s alleged breach of any such representations or warranties within said one (1) year period or be forever barred from asserting or bringing same. This limitation shall survive Closing and shall not merge with the Deed or title to the Property.

As used in this Agreement, including without limitation this Section 4.3, Seller’s “knowledge,” “actual knowledge” (or words or phrases of similar meaning) shall mean the actual, but not constructive or imputed, knowledge of David A. Morelli and Timothy Morelli (the “Seller’s Knowledge Individuals”), without independent inquiry or investigation for the purpose of making any representation contained in this Agreement.  The foregoing named individuals are identified solely for the purpose of defining the scope of Seller’s knowledge and not for the purpose of imposing any liability or duties on such individuals and Purchaser shall not bring any action of any kind against such individuals relating to or arising out of this Agreement.  Seller represents and warrants that the Seller’s Knowledge Individuals are the most knowledgeable individuals within Seller’s business organization with respect to both the Property and the factual accuracy of the representations and warranties of Seller set forth in Section 4.3(a) above.

(b)

For purposes of this Agreement,  “Hazardous Materials” shall mean any substance which is or contains (i) any “hazardous substance” as now or hereafter defined in §101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. §2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non‑friable; (vi) polychlorinated biphenyls; (vii) radon gas; (viii) any radioactive material, including any “source material”, “special nuclear material” or “byproduct material”, as now or hereafter defined in 42 U.S.C. §2011 et seq.; and (ix) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under “Environmental Requirements” (as defined below) or the common law, or any other applicable laws relating to the Property. Hazardous Materials shall include, without limitation, any substance, the presence of which on the Property, (A) requires reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on the Property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Property or adjacent property; or (C) which, if it emanated or migrated from the Property, could constitute a trespass.  Further, for purposes of this Agreement, “Environmental Requirements” shall mean all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which the Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property, or the use of the Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

4.4

As-Is.Subject to Seller’s representations and warranties set forth in this Agreement and in the documents executed by Seller at Closing, Purchaser is relying upon its own inspections of the Land and the existing Improvements located upon the Property and is not relying in any way upon any representation, statement, agreement, warranty, study, plan, report, description, guideline, or any other information or material provided by Seller or any of its representatives, whether oral or written, express or implied, of any nature whatsoever concerning any aspect of owning, acquiring, developing, constructing or marketing the Property.  Subject to Seller’s representations and warranties set forth in this Agreement and in the documents executed by Seller at Closing, Seller makes no representation or warranty regarding the physical condition of the Land or the existing Improvements located upon the Property.  Purchaser is a sophisticated purchaser and is represented by sophisticated consultants and, subject to Seller’s representations and warranties set forth in this Agreement and in the documents executed by Seller at Closing, is acquiring the Land "as is" and "with all faults" in its present state and condition, without additional representation or warranty by Seller of any matters whatsoever.  Subject to Seller’s representations and warranties set forth in this Agreement and in the documents executed by Seller at Closing, no patent or latent condition affecting the Land in any way, whether or not known or discoverable, or hereafter discovered, shall affect Purchaser's obligations hereunder, nor shall any such condition give rise to any right of damages, rescission or otherwise against Seller.  Seller shall have no liability for inaccuracies in the representations and warranties set forth in Section 4.3 to the extent that, as of the Closing, Purchaser has actual knowledge that a representation or warranty is inaccurate and proceeds to close notwithstanding such inaccuracy.

4.5

Conditions Precedent to Closing.  It shall be a condition precedent to Purchaser's obligations to consummate this transaction that (a) all representations and warranties made herein by Seller are true and correct in all respects as of the Closing Date, and all covenants made by Seller herein are fully complied with, (b) as of the Closing Date, there shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings that could adversely affect the operation or value of the Property or Seller's ability to perform its obligations under this Agreement, (c) as of the Closing Date, there shall have been no material adverse change in the Property or in any of the items reviewed by Purchaser during the Approval Period, including without limitation the Due Diligence Items, and (d) as of the Closing Date, the Improvements shall have been constructed strictly in accordance with the Plans and Specifications, free from any liens or other claims, and all required certificates of occupancy shall have been issued with respect thereto; failing which, Purchaser, at its option, and in addition to any other remedy available, shall be entitled to terminate this Agreement and receive a return of the Earnest Money.

4.6	Purchaser’s Representations and Warranties.Purchaser represents and warrants to Seller that:

4.6.1Purchaser is a limited liability company validly existing in the State of Delaware and authorized to do business in the State of California, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

4.6.2Purchaser has full power and authority to execute and deliver this Agreement and to perform all obligations arising under this Agreement; the execution by the undersigned on behalf of Purchaser, and the delivery and performance of this Agreement by Purchaser, has been duly and validly authorized by all necessary action on the part of Purchaser; and this Agreement constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to debtor relief laws and general principles of equity.

4.6.3No filing with, and no permit, authorization, consent or approval of, any governmental authority or other person is necessary for the consummation by Purchaser of its obligations under this Agreement, and neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transaction contemplated under this Agreement, nor compliance by Purchaser with any of the terms of this Agreement will:  (i) violate any provision of the organizational or governing documents of Purchaser; (ii) violate any applicable law to which Purchaser is subject; or (iii) result in a violation or breach of or constitute a default under any contract, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser is bound.

4.6.4Neither Purchaser nor any beneficial owner of Purchaser: (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other Lists; (b) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (c) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Order.

4.7

Seller’s Conditions to Closing.Seller’s obligation to close the transaction contemplated under this Agreement is subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Seller’s Closing Conditions”):

4.7.1Intentionally Omitted.

4.7.2The Escrow Agent shall have received the Purchase Price (subject to prorations and adjustments pursuant to this Agreement) and be prepared to disburse the same to Seller, subject to performance by Seller of its obligations under this Agreement at Closing;

4.7.3Purchaser shall have deposited with Escrow Agent for the benefit of Seller, all of the closing documents and other items set forth in Section 6.6.;
4.7.4The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects as of the Closing;
4.7.5Purchaser shall have performed its covenants and obligations under this Agreement in all material respects.

The Seller’s Closing Conditions are for the benefit of Seller, and Seller shall have the right to waive any of the Seller’s Closing Conditions at or prior to Closing.

5.

COVENANTS OF SELLER

5.1Insurance.  From the Effective Date through and including the Closing Date, Seller agrees to keep the Property insured for its full replacement cost against fire and other hazards covered by extended coverage endorsement, including at all time maintaining builder’s risk insurance at completed value, with wind and flood coverage, and carry commercial general liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property, in an amount not less than Three Million and no/100 Dollars ($3,000,000.00), and to pay all premiums for such insurance prior to the applicable due dates.

5.2Operation of Property.  Following completion of the Improvements, and through and including the Closing Date, Seller agrees to operate and maintain the Property in the normal course of business and in a commercially reasonable manner.

5.3Third-Party Contracts. From the Effective Date through and including the Closing Date, Seller agrees to enter into only those third-party service contracts which are approved by Purchaser, in writing, in Purchaser’s sole discretion (herein, the “Contracts”).

5.4Leasing of Property.  From the Effective Date through and including the Closing Date, Seller agrees not to (i) enter into any leases, including Tower Leases and Billboard Leases, without Purchaser’s prior written consent, to be granted or withheld in Purchaser’s sole discretion, or (ii) amend, terminate or accept the surrender of any  leases, including Tower Leases and Billboard Leases, if any, or directly or indirectly grant any discounts or rental concessions to any tenant of the Property, without the prior written consent of Purchaser which may be granted or withheld in Purchaser’s sole discretion.  Seller agrees to cause any existing lease(s) of all or any portion of the Property to be terminated prior to Closing, excluding self storage leases hereafter entered into by Seller with Purchaser’s prior written consent, and hereby agrees to indemnify, defend and hold Purchaser harmless from and against all loss, cost, expense and liability relating to any existing leases, which obligation expressly shall survive Closing.

5.5Listing of Property for Sale.  From the Effective Date through and including the Closing Date, Seller agrees to not list, verbally or in writing, the Property with any broker or otherwise solicit or make or accept any offers to sell the Property or enter into any contracts or agreements, including back-up contracts, regarding any disposition of the Property.

5.6Obligation to Provide Notices.  Seller agrees to promptly provide Purchaser with copies of any and all notices which Seller receives from and after the Effective Date concerning (i) any proposed or threatened condemnation of the Property, (ii) any alleged violations of the Property with respect to applicable governmental laws or requirements, (iii) any litigation filed or threatened against Seller or the Property, or (iv) any other matter that adversely affects, or potentially could adversely affect, the Property.

5.7Construction of Improvements.

(a)Seller’s Construction Obligations.  Seller shall at all times diligently prosecute “Completion of the Work”  (as hereinafter defined), including construction of the Improvements (the "Work") with all due diligence strictly in accordance with the Plans and Specifications and otherwise in accordance with this Agreement.  Seller agrees to deliver Completion of the Work no later than twelve (12) months after the expiration of the Approval Period (the “Outside Completion Date”).  No changes may be made to the Plans and Specifications without the express prior written consent of Purchaser, which may be granted or withheld in Purchaser’s sole discretion.  Further, prior to Purchaser’s delivery of the Closing Notice, no changes may be made to the Plans and Specifications by Purchaser without the express prior written consent of Seller which may be granted or withheld in Seller’s sole discretion.  The Outside Completion Date and Closing Date shall each by extended by one day for each day of delay in construction of the Improvements directly caused by: (i) changes to the Plans or working drawings requested by Purchaser, or (ii) any other act or omission of Purchaser or its employees, agents or representatives that directly results in a construction delay.

(b)Changes in Plans and Specifications.  Any changes to the Plans and specifications or working drawings requested by Purchaser shall be subject to Seller’s approval, not to be unreasonably conditioned, withheld or delayed; provided, however, that Seller’s consent to changes in the Plans and Specifications requested by Purchaser prior to Purchaser’s delivery of the Closing Notice may be granted or withheld in Seller’s sole discretion.  If so approved by Seller, revised Plans and Specifications and/or working drawings shall be prepared by Seller's architect and/or engineer at Purchaser's sole cost and expense, and any excess costs of the Work resulting from such changes shall also be at Purchaser's sole cost and expense, payable within thirty (30) days after Seller’s demand therefor and in any event as a condition to Seller’s implementing the requested changes.  Further, the Outside Completion Date and Closing shall be extended by one day for each day of delay that may be result from Purchaser’s changes to the Plans and Specifications.

(c)Substantial Completion of Work.   At such time as Seller determines that “Substantial Completion of the Work” (as defined below) has occurred, Seller shall provide Purchaser with written notice thereof.  Within ten (10) days following Purchaser’s receipt of such notice, Seller and Purchaser shall perform a walk-through of the Improvements and, based upon such walk-through, Purchaser shall prepare a detailed punchlist (the “Punchlist”), setting forth items not completed or not constructed in substantial compliance with the Plans and Specifications which need to be corrected or otherwise completed by Seller.  For purposes of this Section 5.7(c), “Substantial Completion of the Work” shall mean the stage in the progress of the Work when the Work is sufficiently complete in accordance with the Plans and Specifications so that the Improvements can be occupied for their intended use.  If Purchaser fails to provide the Punchlist to Seller within five (5) business days following the walk-through, then Purchaser shall be deemed to have waived its rights with respect to providing the Punchlist.

(d)Completion of the Work.  The term "Completion of the Work" shall mean the date upon which all of the following shall have occurred, as acknowledged by Purchaser in writing:

(i)	All utilities required by the Plans and Specifications have been installed and are fully operational;

(ii)

the Work shall have been completed in accordance with the Plans and Specifications, all applicable laws, ordinances, codes, rules and regulations, including without limitation, building codes and standards, and an architect designated by Purchaser and structural engineer designated by Purchaser (as to foundations and slabs) shall have provided completion certificates to Purchaser in form satisfactory to Purchaser at Purchaser’s sole cost;

(iii)

final and unconditional certificates of occupancy (the “Certificates of Occupancy”) shall have been issued for the Property by all applicable governmental authorities, and any and all other permits, licenses and approvals from all applicable governmental authorities necessary for the intended use of the Property shall have been issued, copies of all of which shall have been provided to Purchaser;

(iv)

any and all assessments, public or private, special or general, arising out of or in connection with, or in any manner pertaining to, the prosecution of the Work or any portion thereof, including, but not limited to, paving assessments and/or liens and assessments for or relating to the construction of sewer, water, electric or other utility facilities, shall have been paid in full, and Seller shall have delivered to Purchaser evidence of the same;

(v)

all amounts due to contractors, subcontractors and material suppliers with respect to the Work shall have been paid in full, and no liens shall have been filed or threatened with respect to the Work; provided that Seller may bond around any such liens and defend any claims or actions, in a manner satisfactory to the Title Company, so long as no exception is taken with respect to any such lien or claim on the Title Policy;

(vi)	Seller shall have provided Purchaser with final lien waivers from the general contractor and each subcontractor and supplier of material with respect to the Work;

(vii)	Purchaser shall have obtained the Updated Survey, in form satisfactory to Purchaser, reflecting completion of the Work;

(viii)	Seller shall have completed all work set forth on the Punchlist, provided same has been timely submitted pursuant to Section 5.7(c) above, to Purchaser’s satisfaction;

(ix)	The Land and Improvements shall be in a neat, clean and orderly condition, with no debris, trash or construction equipment located thereon, and

(x)	Seller shall deliver to Purchaser a copy of a seismic study of the Improvements that returns a Probable Maximum Loss Score (also known as a Scenario Upper Loss Score) of twenty (20) or less

5.8Signage.  Seller agrees that Purchaser shall be entitled to install temporary signage on the Land at any time following the Effective Date announcing the self storage facility to be constructed on the Land; provided that Purchaser shall not interfere with the construction of the Work, shall comply with all applicable laws and regulations, and shall promptly remove such signage at its sole cost in the event this transaction fails to Close.  Seller further agrees that at any time following the Approval Period, Purchaser shall have the right to add permanent signage to the Land and the Improvements, at Purchaser’s cost, subject to any applicable governmental requirements and provided that in the event that Closing fails to occur pursuant to this Agreement for any reason other than a default of Seller, Purchaser shall remove such signage at its sole cost and expense within ten (10) days after Seller’s written demand, which obligation shall be a Surviving Obligation.

5.9Assignment of Contractor Warranties.  At the Closing, Seller shall assign to Purchaser all warranties and guaranties under that certain Construction Contract dated December 12, 2017 (the “Construction Agreement”), by and between Seller, as owner, and Enviro Services, Inc., a Nevada corporation (“Contractor”), as general contractor, a copy of which is attached hereto as Exhibit “E” and incorporated herein, covering the construction of the Improvements, pursuant to an Assignment of Contractor Warranties in form attached hereto as Exhibit “F” and incorporated herein (the “Assignment of Contractor Warranties”).  The Construction Agreement shall not be modified, amended or terminated in any respect without Purchaser’s prior written consent, which may be granted or withheld in Purchaser’s sole discretion.

5.10Intentionally Omitted.

5.11Assignment of Subcontractor Warranties.  At the Closing, Seller shall cause Contractor to assign to Purchaser, pursuant to an Assignment of Subcontractor Warranties in form attached hereto as Exhibit “G” and incorporated herein (the “Assignment of Subcontractor Warranties”), all of Contractor’s rights with respect to the “Subcontractor Warranties” (as defined in the Assignment of Subcontractor Warranties).

5.12Assignment of Architect’s Warranties.  At the Closing, Seller shall cause Wallace Design Group, Inc., a California corporation (“Architect”), to assign to Purchaser, pursuant to an Assignment of Architect’s Warranties in form attached hereto as Exhibit “H” and incorporated herein (the “Assignment of Architect’s Warranties”), all of Seller’s rights with respect to the “Architect’s Warranties” (as defined in the Assignment of Architect’s Warranties).

5.13Seller Warranty.  At the Closing, Seller shall deliver to Purchaser a construction warranty (the “Seller’s Construction Warranty”), in the form attached hereto as Exhibit “I” and incorporated herein, warranting the Improvements to be free from defects in materials or workmanship for a period of twelve (12) months following the Closing Date  (the “Warranty Period”).

6.
CLOSING

6.1

Closing.  Assuming that all conditions to closing have been satisfied and this Agreement has not otherwise been terminated, the consummation of the transaction contemplated hereby (the “Closing”) shall be held at the offices of the Escrow Agent, located at the address set forth in Section 9.1 hereof, on the date (the “Closing Date”) that is fifteen (15) days following Completion of the Work; provided, however, that in the event Completion of the Work has not occurred by the Outside Completion Date (as same may be extended pursuant to the terms of Section 5.7(a) or (b) above), through no fault of Purchaser, and Purchaser has performed all of its obligations under this Agreement, then Seller shall be in default under this Agreement, and Purchaser shall be entitled to pursue any remedies available to Purchaser under Section 8.1 below.  If Purchaser has not closed escrow on the Closing Date, and provided that (i) all conditions precedent to Purchaser’s obligations to close have been satisfied, and (ii) Seller has performed all of Seller’s obligations under this Agreement, then Seller may deliver written demand to Purchaser to close escrow on or before the date which is ten (10) days after the Closing Date (the “Outside Closing Date”).  If Purchaser, following receipt of such written demand, does not close escrow on the Outside Closing Date, then Purchaser shall have no further cure period and Seller shall not be required to provide Purchaser with any further notice of Purchaser’s default. In such event, this Agreement shall be deemed terminated without further act of either party, all rights, obligations and liabilities of Seller and Purchaser under this Agreement (except the Surviving Obligations) shall cease, and Seller shall retain the Earnest Money as liquidated damages.  Seller and Purchaser agree that the Closing shall be consummated through an escrow closing with the Escrow Agent acting as escrow agent, and neither party need be present at Closing.

6.2	Possession. Possession of the Property shall be delivered to Purchaser at the Closing, subject only to tenants in possession under the Leases.
6.3

Proration.  All rents, other amounts payable by the tenants under the Leases, including the Tower Leases and Billboard Leases, if any, and all other income with respect to the Property for the month in which the Closing occurs, to the extent collected by Seller on or before the Closing Date, and real estate and personal property taxes and other assessments with respect to the Property for the year in which the Closing occurs, shall be prorated to the Closing Date, with Purchaser receiving the benefits and burdens of ownership on the Closing Date.  To the extent any such rents, real estate taxes, personal property taxes and other assessments with respect to the Property are unknown or otherwise not accounted for at Closing Seller’s obligation to pay Purchaser Seller’s prorata share of said amounts (as calculated in accordance with the previous sentence) shall survive Closing.  Should any supplemental real property taxes relating to the Property and assessed for a period prior to Closing be due and payable on or after Closing , such taxes shall be the sole responsibility of Seller, and Seller hereby agrees to indemnify and hold Purchaser harmless therefrom, which obligations of Seller expressly shall survive Closing.  Utilities shall be canceled by Seller and reestablished in Purchaser’s name on the Closing Date, if possible through commercially reasonable efforts; otherwise utilities shall be prorated at Closing.  Any amounts unpaid under the Contracts which Purchaser elects to assume at Closing shall be prorated between Seller and Purchaser at Closing.

(a)

If the Closing shall occur before rents and all other amounts payable by the tenants under the Leases, including the Tower Leases and Billboard Leases, if any, and all other income from the Property have actually been paid for the month in which the Closing occurs, the apportionment of such rents and other amounts and other income shall be upon the basis of such rents, other amounts and other income actually received by Seller, with Purchaser receiving the portion of all such rentals attributable to the period from and after Closing, which proration obligation expressly shall survive Closing. Following Closing, if any rents which are delinquent as of Closing are actually received by Purchaser, in good funds, all such amounts shall be paid by Purchaser to Seller within ten (10) days following Purchaser’s receipt thereof, to the extent, and only to the extent, of any rental delinquencies owed by any such tenant to Seller for the period prior to Closing, but only after rentals paid by any such tenant are first applied to rental obligations owed by such tenant to Purchaser for the period following Closing which are currently due and payable as of the date of Purchaser’s receipt of such funds.  If, subsequent to the Closing, any rents or other income are actually received by Seller, such rentals shall be paid by Seller to Purchaser and applied by Purchaser to rentals owed by such tenant for the period from and after Closing which are currently due and payable as of the date of Seller’s receipt of such funds, with the balance of such rentals, if any, to be retained by Seller to the extent of any rental delinquencies owed by such tenant to Seller.  Seller agrees that, after the Closing, it shall not file any action in an effort to collect any outstanding rents that remain owing to Seller after the Closing.

(b)

If the Closing shall occur before the tax rate or the assessed valuation of the Property is fixed for the then current year, the apportionment of taxes shall be upon the basis of the tax rate for the preceding year, including all matters appearing on the tax bill for such year, whether ad valorem or non-ad valorem, applied to the latest assessed valuation.  Subsequent to the Closing, when the tax rate and the assessed valuation of the Property are fixed for the year in which the Closing occurs, the parties agree to adjust the proration of taxes and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment, which obligation expressly shall survive Closing.

(c)	Seller shall pay all assessments, contributions, fees and related charges required to be paid upon transfer of the Property pursuant to any declaration or restriction affecting the Property.

The terms and provisions of this Section 6.3 shall expressly survive Closing.

6.4

Closing Costs and Credits.  Purchaser shall pay, on the Closing Date, (a) one-half (1/2) of the escrow fees, (b) all title insurance costs relating to any endorsements desired by Purchaser with respect to the Title Policy, (c) all costs relating to the Survey and the Updated Survey, and (d) the fees of Purchaser’s counsel.  Seller shall pay, on the Closing Date, (t) one-half (1/2) of the escrow fees of the Escrow Agent, (u) all recording costs relating to the Deed, (v) all costs and expenses of whatsoever nature relating to construction of the Improvements, (w) all title insurance costs relating to the Title Policy and mechanic’s lien coverage, (x) all applicable transfer taxes, grantor’s taxes, documentary stamp taxes and similar charges relating to the transfer of the Property, (y) all costs and expenses relating to retirement of any and all indebtedness secured by the Property, including without limitation prepayment penalties, yield maintenance fees, defeasance costs and the costs of recording all mortgage cancellations, and (z) the fees of Seller’s counsel. Purchaser shall receive a credit at Closing for all security deposits made by tenants under the Leases and for any prepaid rents and other amounts related to months following the month in which Closing occurs.

6.5

Seller’s Obligations at the Closing. At the Closing, or at such other time as indicated below, Seller shall take such action as the Escrow Agent reasonably requires to consummate the transactions made the subject of this Agreement and shall deliver to Purchaser (or cause to be delivered to Purchaser) the following:

(a)

Deed.  Grant Deed (the “Deed”) conveying the Land and the Improvements to Purchaser, in the form attached to this Agreement as Exhibit “B” and incorporated herein, subject only to the Permitted Encumbrances.  The description of the Land provided with the Updated Survey shall be the description used in the Deed.

(b)

Assignment of Personal Property, Service Contracts, Warranties and Leases.  An Assignment of Personal Property, Service Contracts, Warranties and Leases (the “Assignment of Personal Property”), in the form attached to this Agreement as Exhibit “D” and incorporated herein.

(c)

Evidence of Authority.  Such organizational and authorizing documents of Seller as shall be reasonably required by the Escrow Agent to evidence Seller’s authority to consummate the transactions contemplated by this Agreement.

(d)

Foreign Person.  An affidavit of Seller certifying that Seller is not a “foreign person,” as defined in the federal Foreign Investment in Real Property Tax Act of 1980, and the 1984 Tax Reform Act, as amended, in form attached to this Agreement as Exhibit “C” and incorporated herein.

(e)	Leases. The originals of all of the Leases, and the Tower Leases and Billboard Leases, if any.
(f)	Contracts. The originals of all of the Contracts.
(g)

Affidavit.  An affidavit in the form customarily required by the Escrow Agent to remove any standard exceptions, including mechanics’ liens, parties in possession and similar matters, together with a GAP Indemnity if required by Escrow Agent.

(h)	Reaffirmation Certificate. A reaffirmation certificate in accordance with the provisions of Section 4.3(a).
(i)

Title Policy.  The Title Policy, issued by the Escrow Agent on behalf of the Title Company, in the form approved by Purchaser and subject only to the Permitted Encumbrances; provided that in the event the Title Policy is not available at Closing, then the Escrow Agent shall provide Purchaser at Closing, at Purchaser’s option, with either (i) a “marked title commitment”, committing to issue the Title Policy in the form approved by Purchaser and subject only to the Permitted Encumbrances, or (ii) a proforma owner’s title policy, in the form approved by Purchaser and subject only to the Permitted Encumbrances, with the Title Policy to be delivered to Purchaser as promptly after Closing as reasonably possible.

(j)	Contractor Warranties. The Assignment of Contractor Warranties, executed by Seller and Contractor;
(k)	Subcontractor Warranties. The Assignment of Subcontractor Warranties, executed by Contractor;
(l)	Architect’s Warranties. The Assignment of Architect’s Warranties, executed by Seller and Architect;
(m)	Seller’s Warranties. The Seller’s Construction Warranty;
(n)

California Withholding.  California Form 593-C with respect to Seller, as to any applicable  exemption from California withholding tax.   If no exemption is claimed, the Escrow Agent, in its capacity as escrow holder, shall withhold the required amount of California state tax from Seller’s proceeds of sale and remit same to the California Franchise Tax Board;

(o)	Warranty Escrow Agreement. The Warranty Escrow Agreement; and
(p)

Seller’s Closing Statement.  Seller shall execute and deliver to the Title Company a Seller’s Closing Statement, in conformity with the terms of this Agreement, and otherwise in form satisfactory to Seller.

6.6	Purchaser’s Obligations at the Closing. At the Closing, Purchaser shall deliver to Escrow Agent the following:
(a)

Purchase Price.  The Purchase Price (net of the Earnest Money, to be applied as a credit against the Purchase Price, and subject to adjustment in connection with prorations, credits and charges hereunder), payment of which shall be made by wire transfer of immediately available funds to the account of the Escrow Agent;

(b)	Contractor Warranties. The Assignment of Contractor Warranties, executed by Purchaser;
(c)	Subcontractor Warranties. The Assignment of Subcontractor Warranties, executed by Purchaser;
(d)	Architect’s Warranties. The Assignment of Architect’s Warranties, executed by Purchaser;

(e)

Evidence of Authority.  Such organizational and authorizing documents of Purchaser as shall be reasonably required by the Escrow Agent to evidence Purchaser’s authority to consummate the transactions contemplated by this Agreement;

(f)	Warranty Escrow Agreement. The Warranty Escrow Agreement; and
(g)

Purchaser’s Closing Statement.  Purchaser shall execute and deliver to the Title Company a Purchaser’s Closing Statement, in conformity with the terms of this Agreement, and otherwise in form satisfactory to Purchaser.

7.
RISK OF LOSS

7.1

Condemnation.  If, prior to the Closing, action is initiated to take all or any portion of the Property, by eminent domain proceedings or by deed in lieu thereof, Purchaser may either at or prior to Closing (a) terminate this Agreement, in which event the Earnest Money shall be refunded to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further right or obligation hereunder, other than the Surviving Obligations, or (b) consummate the Closing, in which latter event all of Seller’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price.

7.2

Casualty.  Except for Purchaser’s liability for damage or injury arising under Paragraph 4.2 of this Agreement, Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated.  If the Property suffers any damage equal to or in excess of Seventy Five Thousand and no/100 Dollars ($75,000.00) prior to the Closing from fire or other casualty, other than damage or injury for which Purchaser is expressly liable under this Agreement, Purchaser may either at or prior to Closing (a) terminate this Agreement, in which event the Earnest Money shall be refunded to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further right or obligation hereunder, other than the Surviving Obligations, or (b) consummate the Closing, in which latter event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage, and including any and all rent loss insurance proceeds relating to the period from and after the Closing Date, shall be assigned to Purchaser at the Closing and Purchaser shall receive a credit against the Purchase Price at Closing in an amount equal to the sum of (i) Seller’s deductible under its insurance policy and (ii) the amount of any uninsured or underinsured loss.  If the Property suffers any damage less than Seventy Five Thousand and no/100 Dollars ($75,000.00) prior to the Closing, Purchaser will consummate the Closing and accept the assignment of the proceeds of any insurance covering such damage, including any and all rent loss insurance proceeds relating to the period from and after the Closing Date, plus receive a credit against the Purchase Price in an amount equal to the sum of (i) Seller’s deductible under its insurance policy and (ii) the amount of any uninsured or underinsured loss, and there shall be no other reduction in the Purchase Price.

8.
DEFAULT

8.1Breach by Seller.  Subject to Section 8.3 below, in the event that Seller fails to consummate this Agreement for any reason, except Purchaser’s default or a termination of this Agreement by Purchaser or Seller pursuant to a right to do so under the provisions hereof, Purchaser shall be entitled, as Purchaser’s sole and exclusive remedy, to either (i) pursue the remedy of specific performance of Seller’s obligations under this Agreement; provided, however, that in the event specific performance for any reason is not available, then Purchaser shall be entitled to receive a refund of the Earnest Money and further receive reimbursement of its out of pocket costs from Seller as described in Section 8.1(ii) below, or (ii) terminate this Agreement, receive a refund of the Earnest Money, and receive reimbursement from Seller for any and all out of pocket costs incurred by Purchaser or any affiliate of Purchaser in connection with this Agreement or the transaction contemplated hereby not to exceed the sum of  One Hundred Thousand and no/100 Dollars ($100,000.00).  In connection with a default by Seller under this Agreement, Purchaser shall in no event be entitled to recover, and hereby waives any and all claims for, consequential, special, indirect, punitive or exemplary damages and/or lost profits.

8.2Breach by Purchaser. In the event ESCROW FAILS TO CLOSE DUE TO a default by Purchaser under this Agreement not cured within the applicable notice and cure period set forth in Section 8.3 below, Purchaser and Seller agree that Seller would suffer damages in an amount which would be impractical and extremely difficult to ascertain.  In addition, Purchaser wishes to have a limitation placed upon Purchaser’s potential liability in the event of a default by Purchaser, and wishes to induce Seller to waive other remedies.  Purchaser and Seller, after due negotiation, agree that the amount of the EARNEST MONEY represents a reasonable estimate of the damages which Seller will sustain IF ESCROW FAILS TO CLOSE DUE TO AN event of a default by Purchaser WHICH IS NOT CURED WITHIN THE APPLICABLE NOTICE AND CURE PERIOD. In the event of a default by Purchaser WHICH IS NOT CURED WITHIN THE APPLICABLE NOTICE AND CURE PERIOD, Seller may terminate this Agreement by written notice to Purchaser, cancel the escrow and retain the EARNEST MONEY as liquidated damages.  Such retention of the EARNEST MONEY is Seller's sole and exclusive remedy and is intended to constitute liquidated damages to Seller.  Seller waives any rights it may have to seek specific performance under California Civil Code section 3389.  Following termination of this Agreement, cancellation of the escrow, and retention of the EARNEST MONEY as liquidated damages, Purchaser and Seller shall have no further rights or obligations under this Agreement, except for the Surviving Obligations.  The parties have read and understand the provisions of this section 8.2 and by their signatures immediately below agree to be bound by its terms.

SELLER:PURCHASER:

/s/ david a. morelli/s/ h. michael schwartz

8.3Notice and Cure.  In the event of a default by Seller or Purchaser under this Agreement, the non-defaulting party shall provide the defaulting party with notice and ten (10) days to cure such default, prior to pursuing any remedies available with respect to such default; provided, however, that (i) no such notice and cure shall be provided with respect to a party’s default in failing to timely close, (ii) Seller shall only be entitled to receive no more than three (3) such notices with respect to Seller’s construction obligations under this Agreement, and (iii) in no event shall any such notice and cure period result in an extension of the Closing Date or the Outside Completion Date.

8.4Limitations on Seller’s Liability.  Notwithstanding any provisions contained in this Agreement: (a) the period of limitations and survival with respect to the representations and warranties of Seller under this Agreement (collectively, “Seller’s Representations and Warranties”) shall expire upon the date which is twelve (12) months following the date of Closing, and (b) Seller’s liability for any and all of Seller’s Representations and Warranties shall be limited to Five Hundred Thousand and no/100 Dollars ($500,000.00) in the aggregate with respect to a breach of Seller’s Representations and Warranties hereunder, as to which Purchaser notifies Seller and institutes legal proceedings against Seller within twelve (12) months following the Closing Date, which notice must describe the breach.  In no event shall Seller be liable to Purchaser for consequential, special, indirect, punitive, or exemplary damages, whatever the nature of a breach by Seller of its obligations under this Agreement, and Purchaser hereby waives all claims for consequential, special, indirect, punitive, or exemplary damages and/or lost profits it may have against Seller.  The foregoing limitation and waiver shall survive Closing and shall not merge with the Deed or title to the Property.

9.
MISCELLANEOUS

9.1

Notices.  All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective either:  (a) on the date personally delivered to the address below, as evidenced by written receipt therefor, whether or not actually received by the person to whom addressed; (b) on the third (3rd) business day after being sent, by certified or registered mail, return receipt requested, postage prepaid, addressed to the intended recipient at the address specified below; (c) on the first business day after being deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, addressed to such party at the address specified below, or (d) on the date delivered by facsimile to the respective numbers specified below, provided confirmation of facsimile is received and further provided any such facsimile notice shall be sent by one of the other permitted methods of providing notice on the next succeeding business day.  For purposes of this Section 9.1, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particular party whose address is to be changed):

If to Seller:	Morelli Brothers Enterprises, LLC
3450 N. Verdugo Road
Glendale, CA 91208
Attn: David A. Morelli
Tel: (818) 402-2675
Fax: (818) 957-7961

with a copy to:	Jensen & Jensen, LLP
5100 Campus Drive, Suite 200
Newport Beach, CA 92660
Attn: Jeffrey V. Jensen
Tel: (949) 757-0788
Fax: (949) 261-8670

If to Purchaser:	SST IV Acquisitions, LLC

10 Terrace Road

Ladera Ranch, CA 92694

Attn: H. Michael Schwartz
Tel: (949) 429-6600
Fax: (949) 429-6606

with copies to:	SST IV Acquisitions, LLC
8235 Douglas Ave #815
Dallas, Texas 75225
Attn: Wayne Johnson
Tel: (214) 217-9797
Fax: (949) 429-6606; and

Mastrogiovanni Mersky & Flynn, P.C.
2001 Bryan Street, Suite 1250Dallas, Texas 75201
Attn:  Charles Mersky, Esq.
Tel:  (214) 922-8800
Fax:  (214) 922-8801

If to Escrow Agent:	Commonwealth Land Title
4100 Newport Place Drive, Suite 120
Newport Beach, CA 92660
Attn: Kelly Ralph
Tel: (949) 724-3135
Fax: (714) 459-7199

9.2

Real Estate Commissions.  Pursuant to a separate written agreement, Seller has agreed to pay Self Storage Investment Services, Inc. (“Broker”) a real estate commission upon consummation of the transaction contemplated by this Agreement.  Except for Seller’s agreement with Broker, neither Seller nor Purchaser has authorized any broker or finder to act on any party’s behalf in connection with the sale and purchase hereunder and neither Seller nor Purchaser has dealt with any broker or finder purporting to act on behalf of any other party.  Purchaser agrees to indemnify, defend and hold harmless Seller for, from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Purchaser or on Purchaser’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby.  Seller agrees to indemnify, defend and hold harmless Purchaser for, from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Seller or on Seller’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby, including Broker.  Notwithstanding anything to the contrary contained herein, this Section 9.2 shall survive the Closing or any earlier termination of this Agreement.

9.3

Entire Agreement. This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein.

9.4	Amendment. This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.
9.5	Headings. The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.
9.6

Time of Essence.  Time is of the essence of this Agreement; however, if the final date of any period which is set out in any provision of this Agreement, or the date for performance specified in this Agreement, falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State of California, then, in such event, the time of such period, or the date for such performance, shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

9.7	Governing Law. This Agreement shall be governed by the laws of the State of California and the laws of the United States pertaining to transactions in such State.
9.8

Successors and Assigns; Assignment.  This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective heirs, executors, administrators, personal and legal representatives, successors and assigns.  Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall be entitled to assign this Agreement, without Seller’s consent, one or more times, to (i) an affiliate of Purchaser, (ii) an entity in which SS Growth Operating Partnership, L.P., a Delaware limited partnership, Strategic Storage Growth Trust, Inc., a Maryland corporation, Strategic Storage Operating Partnership II, L.P., a Delaware limited partnership, Strategic Storage Trust II, Inc., a Maryland corporation, Strategic Storage Trust IV, Inc., a Maryland corporation, and/or Strategic Storage Operating Partnership IV, L.P., a Delaware limited partnership, has a direct or indirect ownership interest, (iii) a real estate investment trust of which Purchaser or an affiliate of Purchaser is the external advisor, or (iv) a Delaware statutory trust of which Purchaser or an affiliate of Purchaser is the signatory trustee; provided, however, that, no such assignment shall release or relieve Purchaser of any liability hereunder.

9.9

Invalid Provision.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

9.10

Attorneys’ Fees.  In the event it becomes necessary for either party hereto to file suit to interpret or enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages, as provided herein, reasonable costs and attorneys’ and experts’ fees incurred in such suit.

9.11

Multiple Counterparts.  This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one agreement; in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart with each party’s signature.  Facsimile and/or electronic signature pages shall be effective for purposes of this Section 9.11.

9.12

Effective Date.  For purposes of this Agreement, the “Effective Date” shall mean the later of the dates that this Agreement has been executed by Seller and Purchaser, as indicated on the signature page hereof, unless this Agreement is executed by Seller and Purchaser on the same date, in which event such same date shall constitute the Effective Date.

9.13	Exhibits. The following schedules, exhibits and other documents are attached to this Agreement and incorporated herein by this reference and made a part hereof for all purposes:
(a)	Schedule A, List of Due Diligence Documents
(b)	Schedule B, Copy of Plans and Specifications
(c)	Exhibit A, Legal description of the Land
(d)	Exhibit B, Form of the Deed
(e)	Exhibit C, Form of the Non-Foreign Affidavit;
(f)	Exhibit D, Form of the Assignment of Personal Property
(g)	Exhibit E, Construction Agreement
(h)	Exhibit F, Form of the Assignment of Contractor Warranties
(i)	Exhibit G, Form of the Assignment of Subcontractor Warranties
(j)	Exhibit H, Form of the Assignment of Architect’s Warranties
(k)	Exhibit I, Form of the Seller’s Construction Warranty
9.14	Intentionally Omitted.
9.15.

Tax-Deferred Exchange.  Each party will, upon request by the other party, cooperate as reasonably required to assist the other party in facilitating a tax-deferred exchange.  Notwithstanding the foregoing, neither party will be required to undertake or incur any liabilities or obligations or expend any sums of money in connection with a proposed tax-free exchange for the benefit of the other party.

9.16Confidentiality.  Seller and Purchaser hereby covenant and agree that, at all times after the Effective Date and continuing after the Closing, unless consented to in writing by the other party (which consent may be granted or withheld in the sole discretion of the party whose consent is being requested), no press release or other public disclosure concerning this transaction shall disclose the Purchase Price or any other economic terms of this transaction, and each party agrees to use best efforts to prevent disclosure of any such restricted information by any third party.  Notwithstanding the foregoing, (i) each party shall be entitled to make disclosures concerning this Agreement and materials provided hereunder to its lenders, attorneys, accountants, employees, agents and other service professionals as may be reasonably necessary in furtherance of the transactions contemplated hereby, (ii) Purchaser shall be entitled to make disclosures concerning this transaction and materials provided hereunder to its potential debt and equity sources, and (iii) each party shall be entitled to make such disclosures concerning this Agreement and materials provided hereunder as may be necessary to comply with (a) any court order, (b) the directive of any applicable governmental authority, or (c) any applicable securities law, rule and/or regulation.   The provisions of this Section 9.16 shall survive Closing or any termination of this Agreement.

9.17

Independent Consideration.  Contemporaneously with the execution hereof, Purchaser shall deliver to Seller the sum of One Hundred and no/100 Dollars ($100.00), representing independent consideration for the Approval Period and Purchaser’s right to terminate this Contract during the Approval Period.

9.18

Non-Competition.  Seller shall deliver a non‑compete agreement (the “Non-Compete Agreement”) to Purchaser at Closing in form and content satisfactory to Purchaser, executed by Seller, David A. Morelli and Timothy M. Morelli (collectively, the “Restricted Parties”).  The Non-Compete Agreement shall provide that neither the Restricted Parties nor any of their respective principals, partners, members, managers, directors, officers, shareholders and/or affiliates may directly or indirectly develop, own, lease, manage or operate a self storage facility for a period of three (3) years subsequent to the Closing within a three (3) mile radius of the Property.

9.19Environmental.  In the event that Purchaser determines, prior to Closing, that there are conditions on, at or relating to the Property which are in non-compliance with Environmental Requirements and such conditions did not exist prior to the expiration of the Approval Period and that will require remediation under any applicable federal or state laws, then, notwithstanding anything to the contrary contained herein, Purchaser may terminate this Agreement on or before the Closing Date upon written notice to Seller, in which event, the Earnest Money shall be immediately returned to Purchaser, without the consent or joinder of Seller being required and notwithstanding any instructions to the contrary which might be provided by Seller, and thereafter neither party hereto shall have any further rights or obligations under this Agreement except for the Surviving Obligations.

9.20Approval of Plans and Specifications.  Seller has informed Purchaser that the Plans and Specifications have not yet been prepared.  In that regard, Seller agrees to provide Purchaser with a copy of Seller’s proposed Plans and Specifications not later than March 30, 2018.  Such proposed Plans and Specifications shall be subject in all respects to Purchaser’s prior written approval, which may be granted or withheld in Purchaser’s sole discretion.  In the event that Purchaser so approves Seller’s proposed Plans and Specifications, then the parties shall enter into an Amendment to this Agreement for the purpose of incorporating such Plans and Specifications into this Agreement as Schedule B hereof, and such approved plans and specifications shall be deemed to be the “Plans and Specifications”, as defined in this Agreement.  In the event that Purchaser, in its sole opinion, finds Seller’s proposed Plans and Specifications to be unsatisfactory due to the final unit mix and resulting economic impact or site plan layout, then Purchaser shall be entitled to terminate this Agreement upon written notice to Seller, whereupon the Earnest Money shall be immediately returned by Escrow Agent to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further obligations hereunder except for the Surviving Obligations.

9.21Acquisition of Land.  Seller has informed Purchaser that (i) title to the Land is currently held by 5216 Walnut Grove Ave., LLC, a Delaware limited liability company (“5216”) formed pursuant to that certain Limited Liability Company Agreement of 5216 Walnut Grove Ave., LLC, dated August 10, 2017 (the “5216 Operating Agreement”), (ii) Seller’s affiliate, Morelli Brothers Partnership I, LLC, a California limited liability company (“MBP I”) is the “Morelli Member” under the 5216 Operating Agreement, and (iii) Seller and MBP I are under the common ownership of David A. Morelli and Timothy M. Morelli.  Seller agrees that, prior to commencing construction of the Work, Seller shall cause MBP I to (i) exercise the Morelli Member Call Option, as provided for in Section 6.5 of the 5216 Operating Agreement, and (ii) convey the Land to Seller.  Seller agrees to acquire title to the Land not later than March 30, 2018, and provide Purchaser with written evidence thereof on or before such date, failing which Purchaser shall be entitled to terminate this Agreement upon written notice to Seller, whereupon the Earnest Money shall be immediately returned by Escrow Agent to Purchaser, without the consent or joinder of

Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further obligations hereunder except for the Surviving Obligations.

[Signature page to follow and remainder of page intentionally left blank]

Executed to be effective as of the Effective Date.

SELLER:

Morelli Brothers Enterprises, LLC, a California limited liability company

By: /s/ David A. Morelli

Name: David A. Morelli

Title: Managing Member

Date: January 4, 2018

PURCHASER:

SST IV Acquisitions, LLC, a Delaware limited liability company

By: /s/ H. Michael Schwartz

Name: H. Michael Schwartz

Title: Chief Executive Officer

Date: January 4, 2018

The undersigned Escrow Agent hereby acknowledges receipt of (i) a fully executed copy of this Agreement on the 4th day of January, 2018, and (ii) the Two Hundred Thousand and no/100 Dollar ($200,000.00) earnest money deposit on the 8th day of January, 2018, and agrees to hold and dispose of the Earnest Money strictly in accordance with the provisions of this Agreement.  Seller and Purchaser hereby designate the Escrow Agent as the “Real Estate Reporting Person” with respect to the transaction contemplated by this Agreement, for purposes of compliance with Section 6045(e) of the Tax Reform Act of 1986, as amended, and the Escrow Agent, by its execution below, hereby accepts such designation.

ESCROW AGENT:

Commonwealth Land Title

By: /s/ Kelly Ralph

Name: Kelly Ralph

Title: AVP / Escrow Officer